January 24, 2024

Dear Ms. Keith:

This letter (the “Agreement”) sets forth the terms and conditions of your employment with Steven Madden, Ltd. (the “Company”):

1.Term of Agreement. February 1, 2024 through January 31, 2027 unless sooner terminated in accordance with Paragraph 7 of this Agreement (the “Term”). At the expiration of the Term, unless you are: (a) notified that your employment shall be terminated; or (b) this Agreement is renewed in some form, your employment shall continue on an at-will basis, at the same terms as contained herein.

2.Position. You shall serve as Executive Vice President – General Counsel or in such other comparable role as may be determined by the Company. You shall report to the Chief Executive Officer or such other person as the Chief Executive Officer shall direct. You shall expend all of your working time to the Company and shall devote your best efforts, energy and skills to the Company and the promotion of its interests; you shall not take part in any activities detrimental to the best interest of the Company.

3.Salary. $425,000 annualized (paid in accordance with normal Company practice) from February 1, 2024 through January 31, 2025; $450,000 annualized (paid in accordance with normal Company practice) from February 1, 2025 through January 31, 2026; and $475,000 annualized (paid in accordance with normal Company practice) from February 1, 2026 through January 31, 2027.

4.Discretionary Bonus. You shall be eligible to receive an annual performance bonus for 2024, 2025 and 2026 in an amount, if any, to be determined by the Company in its absolute discretion (the “Bonus”). Such Bonus (net of any deductions required to be withheld by any applicable laws and regulations) shall be payable on or about March 15 of the following year.

5.Restricted Stock. On February 1, 2024, you shall be granted shares of restricted stock vesting 20% per year for five years commencing on the first anniversary of the grant date. The number of restricted shares to be issued shall be determined by dividing Two Hundred Fifty Thousand Dollars ($250,000) by the closing price of the common stock of the Company on February 1, 2024.

On February 1, 2025, you shall be granted shares of restricted stock vesting 20% per year for five years commencing on the first anniversary of the grant date. The number of restricted shares to be issued shall be determined by dividing One Hundred Seventy-Five Thousand Dollars ($175,000) by the closing price of the common stock of the Company on February 1, 2025.

On February 1, 2026, you shall be granted shares of restricted stock vesting 20% per year for five years commencing on the first anniversary of the grant date. The number of restricted shares to be issued shall be determined by dividing One Hundred Seventy-Five Thousand Dollars ($175,000) by the closing price of the common stock of the Company on February 1, 2026.

6.Car Allowance. You shall receive a car allowance of $1,000 per month.

7.Termination.

(a)Involuntary Termination. The Company has the right to terminate your employment at any time without Cause (as defined below). In the event the Company terminates your employment without Cause, then the Term shall terminate immediately, and you shall be eligible to receive only:

(i)Salary payments described in Paragraph 3, at the regular intervals of payment (the “Salary Continuation”). The Salary Continuation shall run from the date of termination through the earlier of:

a.the date six months after the date of termination; or

b.the date this Agreement would have otherwise terminated but for the involuntary termination; and

(ii)if your employment is terminated without Cause before March 15, any accrued and unpaid Bonus amount described in Paragraph 4 for the calendar year before termination, which such Bonus shall still be payable on or about March 15 of the year in which your employment was terminated (“Prior Year Bonus”).

Payment of the Salary Continuation and Prior Year Bonus is contingent upon the execution and non-revocation of a general release of claims in the Company’s standard form.

(a)Voluntary Termination by you or Termination for Cause. You shall have the right to terminate your employment at any time for any reason (“Voluntary Termination”) and the Company shall have the right to terminate your employment at any time for Cause, on written notice to you, setting forth in reasonable detail the facts and circumstances resulting in the Cause upon which such termination is based. In the event of a Voluntary Termination or a termination by the Company for Cause, the Term shall terminate immediately and you shall be entitled only to any accrued and unpaid Salary described in Paragraph 3 through the date of termination. For the purpose of this Agreement, Cause shall mean:

(i)a material breach by you of your material duties or obligations to the Company which is not remedied to the reasonable satisfaction of the Company within ten (10) days after the receipt by you of written notice of such breach from the Company;

(ii)you are convicted of, or enter a guilty or “no contest” plea with respect to a felony or a crime of moral turpitude (whether or not a felony);

(iii)you have an alcohol or substance abuse problem, which in the reasonable opinion of the Company materially interferes with your ability to perform your duties;

(iv)any act or acts of personal dishonesty, fraud, embezzlement, misappropriation or conversion intended to result in your personal enrichment at the expense of the Company, or any of its subsidiaries or affiliates, or any other material breach or violation of fiduciary duty owed to the Company, or any of its subsidiaries or affiliates;

(v)any grossly negligent act or omission or any willful and deliberate misconduct by you that results, or is likely to result, in material economic, or other harm, to the Company, or any of its subsidiaries or affiliates; or

(vi)you violate or pay fines, suffer sanctions or injunctive relief relating to (whether or not you are found to have violated) any federal or state securities laws, rules or regulations or the rules and regulations of any stock exchange on which the Company is listed or included.

(b)Termination for Good Reason. You may terminate your employment for Good Reason (as defined below) and, subject to your execution and non-revocation of a general release of claims in the Company’s standard form, you will be entitled to the Salary Continuation and Prior Year Bonus, on the same terms set forth in subsections (a)(i) and (ii) above. For purposes of this Agreement, resigning with “Good Reason” means that you resign from employment after the occurrence of any of the following: (i) a material diminution in your authority, duties, or responsibilities, (ii) a material reduction in your aggregate compensation (excluding bonuses for which you did not qualify) unless such reduction is concurrently made to all of the Company’s senior management, (iii) the Company relocates more than twenty-five (25) miles from New York City, or (iv) a material breach of any other material term of this agreement; provided, however, that any such condition shall not constitute Good Reason unless you provide written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition and, thereafter, the Company fails to cure such condition within thirty (30) days following its receipt of such notice.

(c)Disability. You shall be considered to be “Disabled” if, in the Company’s reasonable opinion after receiving the written report of an independent physician selected by the Company, you are incapable, due to mental or physical disability, of performing the essential functions of your duties for a period of sixty (60) days (whether or not consecutive) during any period of one hundred twenty (120) days. In the event you shall become Disabled during the Term, the Company may terminate your employment and the Term and the Company shall have no further obligation or liabilities to you, except (i) payment of accrued and unpaid Salary described in Paragraph 3 through the date of termination plus (ii) the Prior Year Bonus. Payment of the Prior Year Bonus is contingent upon the execution and non-revocation of a general release of claims in the Company’s standard form. For purposes of clarity, in the event the Company terminates your employment due to Disability, you shall not be eligible for Salary Continuation.

(d)Death. In the event of your death, your employment and the Term shall terminate immediately and the Company shall have no further obligation or liabilities to you or your estate except that your estate shall be entitled to receive (i) payment of accrued and unpaid Salary described in Paragraph 3 through the date of termination plus (ii) the Prior Year Bonus. Payment of the Prior Year Bonus is contingent upon the execution and non-revocation by your estate of a general release of claims in the Company’s standard form. For purposes of clarity, in the event your employment ends due to your death, your estate shall not be eligible to receive Salary Continuation.

(e)Change of Control. The term “Change of Control”, as used herein, shall mean when any person or group (excluding the Company or any of its affiliates) becomes the beneficial owner of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities. If, during the period commencing 30 days prior to a Change of Control and ending 180 days after a Change of Control, you are terminated by the Company other than for Cause or you quit for Good Reason, you are entitled to receive an amount equal to the lesser of (A) two and one-half (2.5) times the sum of (i) the annual Salary to which you were entitled under Section 3 as of the date of termination plus (ii) the average Bonus you received for the preceding three-year period ending on the last previous December 31st or (B) the maximum amount which is tax deductible to the Company under Internal Revenue Code Section 280G. The foregoing shall be in lieu of, and not in addition to, any other payments or compensation you would otherwise be entitled to hereunder as a result of your termination.

8.Non-Solicitation/Non-Competition Agreement. You recognize that the services to be performed by you hereunder are special and unique. In consideration of the compensation granted herein, you agree that for as long as you are receiving your Salary or Salary Continuation under this Agreement and, if you are terminated by the Company for Cause or if you quit or resign your position without Good Reason, through the earlier of: (a) the date six months after the date of termination or (b) January 31, 2027, you shall not, directly or indirectly, anywhere in the United States, whether individually or as a principal officer, employee, partner, member, director or agent of, or consultant for, any person or entity: (i) become employed by, an owner of, or otherwise affiliated with, or furnish services to, any business that competes with the Company, (ii) solicit any business from any customers of the Company, or (iii) hire, offer to hire, entice away, or in any manner persuade or attempt to persuade any employee of the Company to discontinue his/her employment with the Company or any other party that has a business relationship with the Company to discontinue his/her/its business relationship with the Company.

9.Discoveries. You agree to disclose promptly in writing to the Company’s General Counsel all ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how and other creative achievements (hereinafter referred to collectively as “Discoveries”) to the extent such Discoveries have been reduced to practice, in whole or in part, whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which you, while employed by the Company, conceive, make, develop, acquire or reduce to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to the Company’s business or interests, or are used or usable by the Company, or arise out of or in connection with the duties performed by you. You hereby transfer and assign to the Company all right, title and interest in and such Discoveries that are conceived, made, developed, acquired or reduced to practice during your employment with the Company, including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof. On request of the Company, you will, without any additional compensation, from time to time during, and after the expiration or termination of, the Term, execute such further instruments (including applications for copyrights, patents, trademarks and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Company to protect and/or enforce its rights in respect of such Discoveries. All reasonable expenses incurred by you in complying with the Company’s request and all expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by the Company, but you shall cooperate in filing and/or prosecuting any such application.

This Agreement does not apply to any Discoveries that you develop entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those Discoveries that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by you for the Company.

10.Covenant Not to Disclose. You covenant and agree that you will not at any time during or after the Term, reveal, divulge or make known to any person (other than to the Company, or in the regular course of business of the Company) or use for your own account any confidential or proprietary records, data, processes, ideas, methods, devices, business concepts, inventions, discoveries, know-how, trade secrets or any other confidential or proprietary information whatsoever (the “Confidential Information”) previously possessed or used by the Company or any of its subsidiaries or affiliates, (whether or not developed, devised or otherwise created in whole or in part by your efforts) and made known to you by reason of your employment by or affiliation with the Company. You further covenant and agree that you shall retain all such knowledge and information which you shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and its successors and assigns. Additionally, you agree that all right, title and interest in and to any discoveries, processes, ideas, methods and/or business concepts that you develop during the Term relating to the business of the Company are, and shall remain the property of the Company, and you hereby assign to the Company any right, title and interest you might otherwise claim therein.

Nothing in this Agreement prohibits you from reporting violations of law or regulation to an appropriate governmental agency or entity or making other disclosures that are protected under applicable law. Nothing in this Agreement limits your rights under the Defend Trade Secrets Act (“DTSA”) and applicable state law. You are hereby notified that the DTSA protects individuals from criminal or civilly liability where the disclosure of a trade secret is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and the confidential disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; and (ii) the trade secret disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, and the disclosure is made under seal. Nothing in this Agreement restricts or impedes you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or court order. Furthermore, nothing in this Agreement prohibits you from: (i) making disclosures that are otherwise prohibited by this Agreement to law enforcement, the Equal Employment Opportunity Commission, a state division of human rights, a local commission on human rights, or any attorney retained by you; or (ii) disclosing or discussing conduct, the existent of a settlement involving conduct, or information involving sexual harassment and sexual assault, as those terms are defined under applicable federal, tribal or state law.

11.Business Materials, Covenant to Report. All written materials, records and documents made by you or coming into your possession concerning the business or affairs of the Company shall be the sole property of the Company and, upon the termination or expiration of your employment with the Company or upon the request of the Company at any time, you shall promptly deliver the same to the Company and shall retain no copies thereof. You agree to render to the Company such reports of your activities or activities of others under your direction during the Term as the Company may request.

12.Governing Law; Injunctive Relief.

(a)The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York, excluding choice of law rules thereof.

(b)You acknowledge and agree that, in the event you shall violate any of the restrictions of Paragraphs 8, 9, 10 or 11 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages or posting a bond or other security, and without prejudice to any other remedies which it may have at law or in equity. Each of you and the Company acknowledges and agrees that, in addition to any other state having proper jurisdiction, any such relief may be sought in, and for such purpose each of you and the Company consents to the jurisdiction of, the courts of the State of New York.

13.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). As used in this Paragraph, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. You shall not assign this Agreement or any of your rights or obligations hereunder (by operation of law or otherwise) without the consent of the Company.

14.Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or facsimile, addressed, if to the Company, at the Company’s offices, Attn: Chief Executive Officer, and if to you, at the address of your personal residence as maintained in the Company’s records, or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 14.

15.Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements between such parties with respect to the subject matter hereof, and cannot be amended, supplemented or modified orally, but only by an agreement (excluding e-mail or text message) in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

16.Execution in Counterparts; Signatures; Severability. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or electronic mail signatures hereon shall constitute original signatures. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

17.Representation by Counsel; Interpretation. Each party acknowledges that it has been represented by counsel or has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule or law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by such parties. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

STEVEN MADDEN, LTD.

Signature:    /s/ EDWARD R. ROSENFELD
Edward R. Rosenfeld, CEO

Counter-signature:    /s/ LISA KEITH
Lisa Keith